Exhibit 99.1

For release: August 4, 2015	Contact: Brian Dingerdissen
Chief of Staff
O: 610.645.1191
BJDingerdissen@AquaAmerica.com

Donna Alston
Manager, Communications
O: 610.645.1095
M: 484.368.4720
DPAlston@AquaAmerica.com

AQUA AMERICA REPORTS INCREASED EARNINGS FOR SECOND QUARTER

•	Quarterly cash dividend increased 7.9 percent, to $0.178

•	Diluted income from continuing operations per share increases to $0.32

•	Completed eight acquisitions year-to-date, adding approximately 8,700 customers

•	Christopher H. Franklin appointed chief executive officer

•	Richard S. Fox appointed chief operating officer of regulated operations

•	Daniel J. Schuller, Ph.D. appointed executive vice president, strategy and corporate development

Bryn Mawr, PA – Aqua America, Inc. (NYSE: WTR) today reported results for the quarter ending June 30, 2015.

Second Quarter Operating Results

For the second quarter, Aqua America reported income from continuing operations of $57.4 million, which is up 4.7 percent from $54.8 million in 2014. Diluted income from continuing operations per share was $0.32 for the quarter, compared to $0.31 for the same quarter in 2014.

Revenues increased to $205.8 million, or 5.4 percent, compared to $195.3 million for the second quarter of 2014. Customer growth in both the regulated and market-based businesses accounted for approximately 65 percent of the total increase. Rates, surcharges and consumption contributed to the remainder—approximately 35 percent of the total increase.

Operations and maintenance expenses were $79.7 million for the second quarter of 2015, compared to $70.4 in the second quarter of 2014. Expenses tied to the leadership transition, Aqua’s acquisitions of North Maine Utilities and the market-based business, Tri-State Grouting, and other one-time events accounted for the majority of the increase. Aqua continues to be the industry’s most cost-efficient water company with a regulated segment efficiency ratio adjusted for purchased water (a non-GAAP financial measure) of 34.2 percent for the trailing 12-month period ended June 30, 2015.

As of June 30, Aqua reported year-to-date income from continuing operations of $105.9 million, which is up 9 percent from $97.2 million for the same time frame in 2014. Diluted income from continuing operations per share rose to $0.60, which is an increase of 9.1 percent from the $0.55 reported in 2014. Revenues increased 4.8 percent to $396.1 million, and compares favorably to the $378 million reported in 2014. Operations and maintenance expenses increased to $152.9 million.

“Success in both our regulated and market-based acquisition strategies accounted for most of the company’s increased revenue for the second quarter,” said Aqua America’s Chief Executive Officer Christopher Franklin. “We’re continuing to focus our efforts on building value by fully optimizing all of our assets, controlling expenses with ongoing objectives to maintain our industry-leading adjusted O&M to revenue ratio and bringing our expertise to new customers through the acquisition of water and wastewater utilities.”

Dividend

Earlier today, Aqua America’s Board of Directors declared a quarterly cash dividend of $0.178 per share of common stock, which represents a 7.9 percent increase over the previous quarter’s dividend of $0.165. This dividend increase will be payable on September 1, 2015, to shareholders of record on August 14, 2015. Aqua has paid a consecutive quarterly dividend for 70 years and this is the company’s 25th dividend increase in 24 years. The annualized dividend rate after this increase will equal $0.712 per share. Over the past 10 years, the company’s annualized dividend has increased at an annual growth rate of 7.6 percent.

“The Board’s decision to raise the dividend by 7.9 percent is a reflection of the organization’s financial strength and its commitment to increase shareholder value,” said Aqua America Board Chairman Nicholas DeBenedictis. “I am confident that Chris Franklin and his leadership team will continue to grow the company and build on the success that our customers, employees and shareholders have come to expect.”

Corporate Update

Aqua has announced two major organizational changes in the month of July. On July 16, 2015, the company promoted Richard “Rick” S. Fox to chief operating officer of regulated operations (COO), the position held by Franklin, who was named CEO on July 1, 2015. Fox, a 14-year veteran of the company, previously served as Aqua’s regional president where he oversaw the operations of five states. As COO, Fox will be responsible for Aqua’s regulated operations which include engineering and environmental compliance.

Additionally, Aqua appointed Daniel J. Schuller, Ph.D. to the new position of executive vice president of strategy and corporate development. In this role, Schuller will be responsible for assisting the CEO with developing, communicating, executing, and sustaining Aqua’s key strategic initiatives. Schuller’s role will have a strong emphasis on growing the company’s regulated and market-based activities. Prior to joining Aqua, Schuller worked for J.P. Morgan Asset Management – Infrastructure Investments Group where he was an investment principal since 2007.

“Over the past 14 years, I have had the pleasure to work closely with Rick, who has played a key role in managing and improving the company’s operational efficiencies, which helped contribute to the overall success of our business,” said Franklin. “Dan’s experience and expertise in valuing, acquiring, and managing utilities during his career makes him an ideal fit in this organization. Both Rick and Dan will report directly to me, and I am confident that they will be valuable assets as we look to continue to grow.”

Capital Expenditures

In the first six months of 2015, as part of its capital investment plan, Aqua has invested approximately $150.1 million to improve its infrastructure systems. The company expects to invest more than $325 million by the end of the year, and more than $1 billion over the next three years. The capital investments made in the infrastructure of the communities Aqua serves are key to helping the company accomplish its mission of delivering safe, reliable water and wastewater services to its customers.

Rate Activity

Year-to-date, Aqua America’s regulated subsidiaries received rate awards and infrastructure surcharges in New Jersey, Pennsylvania (wastewater), Illinois, North Carolina, Ohio, and Texas, estimated to increase annualized revenues by approximately $5.2 million. The company has $4.3 million of rate or surcharge proceedings pending in Ohio and Virginia. Additionally, Aqua America’s state subsidiaries are expected to seek rate relief by filing rate requests or surcharges of approximately $5 million in the remainder of 2015.

Regulated Operations

On July 1, 2015, Aqua America’s subsidiary, Aqua Virginia, acquired the Wintergreen Stoney Creek water and wastewater utility systems. Wintergreen serves more than 500 customers with an opportunity for 100 additional customers once the community is fully built-out. Additionally, on August 3, 2015, Aqua North Carolina completed the acquisition of the Mountain Ridge Estates water system serving approximately three dozen customers in Watauga County, North Carolina.

Thus far in 2015, Aqua has completed eight acquisitions in Illinois, Pennsylvania, New Jersey, Virginia and North Carolina, growing the customer base by approximately 8,700 connections, which represents year-to-date customer growth of 0.9 percent. Of these eight acquisitions, three are municipal systems, the most notable of which are the North Maine Utilities (NMU) water and wastewater utilities which closed on April 30, 2015. NMU serves approximately 44,000 people in the city of Glenview, IL. The company has closed more than a third of all its municipal deals ever completed in the last four years. Aqua expects to close a total of 15 to 20 acquisitions by year-end. Coupled with organic growth, the company anticipates that it will achieve overall customer growth of 1.5 to 2 percent in 2015.

“We feel strongly that there are opportunities for us to grow by acquiring both municipal and privately owned systems, creating a win-win for the customers and communities we serve,” said Franklin. “Our financial strength and expertise in the water and wastewater utility space, allows us to competitively bid on systems that might be experiencing capital constraints, lack the ability to make infrastructure improvements or have an owner who wants to focus resources and attention elsewhere. The company is also adjusting its approach to acquisitions by more strategically targeting larger systems where possible. The success of this approach is just starting to come to fruition. Even with this adjustment of approach, we will continue to work to solve the problems that plague small utility systems in the states in which we operate.”

Market-Based Activities

Aqua’s market-based revenue increased to $8.9 million or 57 percent, compared to $5.7 million reported in the second quarter of 2014, with Tri-State Grouting (acquired in August 2014) being the main driver of revenue for the business unit. Market-based operations and maintenance expenses increased by 54.3 percent to $7.4 million, compared to the same time frame in 2014. Acquisitions, mostly Tri-State Grouting, were responsible for the increased market-based operations and maintenance expenses. Revenue for the business unit is expected to increase to more than $30 million by year-end.

Financial Information

As of June 30, 2015 Aqua America’s weighted average cost of fixed-rate long-term debt was 4.70 percent and the company had $230 million available on its credit lines. In May, Standard & Poor’s reiterated the longstanding A+ rating and Stable Outlook for Aqua’s largest subsidiary, Aqua Pennsylvania.

Earnings Call Information

Date: Wednesday, August 5, 2015

Time: 11:00 a.m. ET (please dial in by 10:45 a.m.)

Webcast and Slide Presentation link: http://ir.aquaamerica.com/events.cfm

Replay Dial-In #: 888-203-1112 (U.S.) & +1 719-457-0820 (International)

Confirmation code: 7075829

The company’s conference call with financial analysts will take place on Wednesday, August 5, 2015 at 11 a.m. Eastern Daylight Time. The call and slide presentation will be webcast live so that interested parties may listen over the Internet by logging on to AquaAmerica.com and following the link for Investor Relations. The webcast will be archived in the investor relations section of the company’s website for 90 days following the call. Additionally, the call will be recorded and made available for replay at 2 p.m. on August 5, 2015 for 10 business days following the call. To access the audio replay in the U.S., dial 888.203.1112 (pass code 7075829). International callers can dial +1 719.457.0820 (pass code 7075829).

About Aqua America

Aqua America is one of the largest U.S.-based, publicly traded water utilities and serves nearly 3 million people in Pennsylvania, Ohio, North Carolina, Illinois, Texas, New Jersey, Indiana and Virginia. Aqua America is listed on the New York Stock Exchange under the ticker symbol WTR. Visit AquaAmerica.com for more information.

Caution Concerning Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others: the company’s continued ability to adapt itself for the future and build value by fully optimizing company assets; the company’s ability to control expenses and maintain its efficiency; the continuation of the company’s growth-through-acquisition program and the expectations for customer growth from this program; the company’s expectation to acquire between 15 and 20 systems and to grow the customer base between 1.5 percent and 2.0 percent; the company’s ability to competitively bid for and acquire municipal and private water and wastewater utilities; the potential additional customers that may be added to the Wintergreen system in the future; the estimated revenues from rate awards received; the company’s ability to acquire larger acquisitions and solve the needs of smaller utility systems; the company’s ability to fund needed infrastructure due to its financial position and the amount of investment for the year and the next three years; the company’s continuation of investments in strategic ventures; the expectations that are created and the potential value that will be added by recently hired and promoted management; the expected revenue increase for the year in market-based activities; the company’s ability to continue to deliver strong results; and, the company’s ability to grow its dividend, add shareholder value and to grow earnings. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions; housing and customer growth trends; unfavorable weather conditions; the success of certain cost containment initiatives; changes in regulations or regulatory treatment; availability and access to capital; the cost of capital; disruptions in the credit markets; the success of growth initiatives; and other factors discussed in our Annual Report on Form 10-K, which is on file with the Securities and Exchange Commission. For more information regarding risks and uncertainties associated with Aqua America’s business, please refer to Aqua America’s annual, quarterly and other SEC filings. Aqua America is not under any obligation – and expressly disclaims any such obligation – to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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WTRF

Aqua America, Inc. and Subsidiaries

Selected Operating Data

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Operating revenues	$205,760	$195,307	$396,086	$377,979

Income from continuing operations	$57,382	$54,818	$105,927	$97,219

Net income attributable to common shareholders	$57,382	$55,569	$105,927	$98,428

Basic income from continuing operations per common share	$0.32	$0.31	$0.60	$0.55
Diluted income from continuing operations per common share	$0.32	$0.31	$0.60	$0.55

Basic net income per common share	$0.32	$0.31	$0.60	$0.56
Diluted net income per common share	$0.32	$0.31	$0.60	$0.55

Basic average common shares outstanding	177,084	177,058	176,987	176,949
Diluted average common shares outstanding	177,913	178,012	177,818	177,868

Aqua America, Inc. and Subsidiaries

Consolidated Statement of Income

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Operating revenues	$205,760	$195,307	$396,086	$377,979

Cost & expenses:
Operations and maintenance	79,746	70,375	152,935	142,061
Depreciation	31,049	31,226	61,549	62,207
Amortization	924	746	1,773	1,879
Taxes other than income taxes	13,795	13,026	28,416	25,128

Total	125,514	115,373	244,673	231,275

Operating income	80,246	79,934	151,413	146,704

Other expense (income):
Interest expense, net	18,900	19,093	37,565	38,403
Allowance for funds used during construction	(1,040)	(937)	(2,222)	(2,104)
Loss (gain) on sale of other assets	1	(140)	(168)	208
Equity loss in joint venture	84	1,251	798	1,937

Income from continuing operations before income taxes	62,301	60,667	115,440	108,260
Provision for income taxes	4,919	5,849	9,513	11,041

Income from continuing operations	57,382	54,818	105,927	97,219

Discontinued operations:
Income from discontinued operations before income taxes	—	1,253	—	2,025
Provision for income taxes	—	502	—	816

Income from discontinued operations	—	751	—	1,209

Net income attributable to common shareholders	$57,382	$55,569	$105,927	$98,428

Income from continuing operations per share:
Basic	$0.32	$0.31	$0.60	$0.55
Diluted	$0.32	$0.31	$0.60	$0.55

Income from discontinued operations per share:
Basic	$—	$0.00	$—	$0.01
Diluted	$—	$0.00	$—	$0.01

Net income per common share:
Basic	$0.32	$0.31	$0.60	$0.56
Diluted	$0.32	$0.31	$0.60	$0.55

Average common shares outstanding:
Basic	177,084	177,058	176,987	176,949

Diluted	177,913	178,012	177,818	177,868

Aqua America, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands of dollars)

(Unaudited)

	June 30, 2015	December 31, 2014

Net property, plant and equipment	$4,522,287	$4,401,990
Current assets	175,360	152,522
Regulatory assets and other assets	902,631	852,240

Total assets	$5,600,278	$5,406,752

Total equity	$1,702,927	$1,655,383
Long-term debt, excluding current portion	1,660,526	1,560,655
Current portion of long-term debt and loans payable	74,809	77,013
Other current liabilities	128,586	148,322
Deferred credits and other liabilities	2,033,430	1,965,379

Total liabilities and equity	$5,600,278	$5,406,752

Aqua America, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP financial measures for continuing operations

(in thousands of dollars)

(GAAP refers to accounting principles generally accepted in the United States)

(Unaudited)

Regulated segment - Efficiency Ratio adjusted for Purchased Water	Trailing twelve months ended June 30, 2015

Operating revenues (GAAP financial measure)	$765,676
Purchased Water	20,524

Adjusted operating revenues (Non-GAAP financial measure)	$745,152

Operations and maintenance expense (GAAP financial measure)	$275,186
Purchased Water	20,524

Adjusted operations and maintenance expense (Non-GAAP financial measure)	$254,662

Regulated segment efficiency ratio (GAAP financial measure)	35.9%

Regulated segment efficiency ratio adjusted for Purchased Water (Non-GAAP financial measure)	34.2%

Reconciliation of GAAP to Non-GAAP financial measures - The Company is providing disclosure of the reconciliation of these non-GAAP financial measures to the most comparable GAAP financial measures. The Company believes that the non-GAAP financial measures provide investors the ability to measure the Company’s financial operating performance by adjustment, which is more indicative of the Company’s ongoing performance and is more comparable to measures reported by other companies.

Regulated segment - Efficiency Ratio is adjusted for Purchased Water. Information referring to “Purchased Water” refers to expense related to cost of water purchased from other non-affiliated utilities. This “Purchased Water” expense amount is deducted from the operating revenues amount and the operations and maintenance expense amount to calculate the efficiency ratio adjusted for Purchased Water.

These financial measures are measures of the Company’s operating performance that do not comply with U.S. generally accepted accounting principles (GAAP), and are thus considered to be “non-GAAP financial measures” under applicable SEC regulations. These non-GAAP financial measures are derived from our consolidated financial information, and should only be used as a supplement to our GAAP disclosures.